UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2014

     KOHLS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:   001-11084

Wisconsin	39-1630919
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive
  Menomonee Falls, Wisconsin 53051

(Address of principal executive offices)

 (262) 703-7000

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As part of its regular corporate governance review, on August 12, 2014, the Board of Directors of Kohl’s Corporation (the “Company”) approved and adopted an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”), which became effective the same day.  The amendments to the Bylaws add a new Article IX thereto, which provides, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Wisconsin Business Corporation Law or the Company’s Articles of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Circuit Court for Waukesha County, Wisconsin or U.S. District Court for the Eastern District of Wisconsin – Milwaukee Division, in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants.  The new Article IX further provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the foregoing provisions.

Certain technical and conforming amendments were also made to the Bylaws.  The preceding summary of the amendments to the Bylaws is qualified in its entirety by reference to, and should be read in connection with, the complete copy of the Amended and Restated Bylaws attached hereto as Exhibit 3.1, which is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.

Description

3.1

Amended and Restated Bylaws of Kohl’s Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 15, 2014

KOHL’S CORPORATION

By :/s/ Richard D. Schepp

Richard D. Schepp

Senior Executive Vice President,

Human Resources, General Counsel

and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Kohl’s Corporation